CONTACT:	Edward Heffernan
Chief Financial Officer
Alliance Data Systems
Tel: 972-348-5196

Stephanie Prince
Morgen-Walke Associates, Inc.
Tel: 212-850-5600

Media: Tony Good
Tel: 972-348-5425

ALLIANCE DATA SYSTEMS ANNOUNCES RECORD

SECOND QUARTER RESULTS

*Revenue Rises 12 Percent to $205.5 million; EBITDA Increases 17 Percent

*Double-digit Revenue and EBITDA Growth in all Three Business Segments

*$0.14 Cash Earnings per Share

Dallas, TX, July 17, 2002 — Alliance Data Systems Corp. (NYSE: ADS), a leading provider of transaction services, credit services and marketing services, today announced record results for its second quarter ended June 30, 2002.

Total second quarter revenue increased 12 percent to $205.5 million compared to $183.7 million for the second quarter of 2001. EBITDA for the second quarter of 2002 increased 17 percent to $34.6 million compared to $29.6 million for the second quarter of 2001. Cash earnings increased 27 percent to $10.7 million, or $0.14 per share,  compared to $8.4 million, or $0.13, for the second quarter of 2001.

“On balance, this has been our best quarter ever,” stated Mike Parks, chairman and chief executive officer. “All three of our business segments achieved double-digit growth in revenue and EBITDA as we continue to experience client expansion in each segment. We are certainly pleased with the results of our first half and confident with our full year guidance.”

Segment Review

Transaction Services revenue, which accounted for approximately half of the Company’s total revenue, increased 11 percent to $129.9 million compared to $117.2 million for the second quarter of 2001. Transaction Services continued to perform as expected as the Company continued to add services to existing clients as well as add new relationships. Double-digit growth in revenue per statement continues to be the main catalyst for this segment. While the Company continues to selectively trim poor margin clients from its merchant acquiring portfolio, it is not anticipated to compromise continued double-digit EBITDA growth in this segment.

Credit Services, this quarter’s strongest performing segment, increased revenue 19 percent to $77.3 million compared to $65.2 million for the second quarter of 2001. Private label credit sales increased 21 percent driving fee income and portfolio growth. Private label credit sales were up 20 percent or more over prior year for the second consecutive quarter due to sales growth from long-term clients as well as from the recent rollout and ramp-up of new customers. Adding to the segment’s profit growth were positive trends in credit losses and improvement in portfolio funding costs.

Marketing Services revenue increased 11 percent to $58.1 million compared to $52.2 million for the second quarter of 2001. EBITDA increased 16 percent to $10.1 million compared to $8.7 million for the second quarter of 2001. The Marketing Services segment was paced by double-digit growth in both AIRMILES® Reward Miles issued and redeemed during the quarter. Our AIRMILES reward program continues to show strength due to an increasing number of new card members, new sponsors and deeper relationships with existing sponsors.

Outlook

Regarding full year 2002, the Company remains confident with achieving its previous guidance. To reiterate, the Company anticipates revenue of $865 million or higher, EBITDA of $144 million or higher, cash earnings per share of at least $0.60 and free cash flow per share of at least $0.90 per share.

Cash Earnings per share for the third quarter is also tracking to previous guidance of $0.14 to $0.16 per share and at this point, we expect to come in at the higher end, or $0.16.

Conference Call

Alliance Data Systems will host a conference call on July 17, 2002 at 5 p.m. (Eastern) to discuss the Company’s second quarter results. The conference call will be available via the Internet at www.alliancedatasystems.com. Additionally, there will be several slides accompanying the webcast.  Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary software. The webcast will be available until August 17, 2002.

About Alliance Data Systems

Based in Dallas, Alliance Data Systems (NYSE: ADS) is a leading provider of transaction services, credit services and marketing services, assisting retail, petroleum, utility and financial services companies in managing the critical interactions between them and their customers. Alliance Data each year manages over 2.7 billion transactions and 72 million consumer accounts for some of North America’s most recognizable companies. The Company also operates and markets the largest coalition loyalty program in Canada. Alliance Data Systems employs over 6,500 associates at more than 20 locations in the United States, Canada and New Zealand. For more information about the company, visit its web site, www.alliancedatasystems.com.

Forward Looking Statements

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the Private Litigation Reform Act. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to Alliance Data Systems or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions including the risks discussed in our filings with the Securities and Exchange Commission. If one or more of these risks materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this press release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

-tables to follow-

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY FINANCIAL HIGHLIGHTS

(Unaudited)

(In millions, except per share amounts)

	Three Months Ended June 30,
	2002	2001	Change

Revenues	$205.5	$183.7	12%

Operating EBITDA	$40.1	$36.8	9%

EBITDA	$34.6	$29.6	17%

Cash Earnings	$10.7	$8.4	27%

Weighted average shares outstanding — diluted	76.8	62.3	23%

Cash Earnings per share	$0.14	$0.13	8%

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY FINANCIAL HIGHLIGHTS

(Unaudited)

(In millions, except per share amounts)

As of June 30, 2002

Cash and cash equivalents	$81.0
Redemption settlement assets	162.4
Intangibles assets and goodwill, net	514.3
Total assets	1,522.2

Deferred Revenue	350.9
Debt	300.0
Total liabilities	1,001.2
Stockholders’ equity	521.0

ALLIANCE DATA SYSTEMS CORPORATION

ESTIMATED 2002 FREE CASH FLOW

(Unaudited)

(In millions, except per share amounts)

2002 Operating EBITDA	$164.0	or more
Less: Estimated 2002 capital expenditures	(40.0)
Less: Estimated 2002 interest and income taxes	(54.0)
2002 Free Cash Flow	$70.0	or more

2002 Free Cash Flow per share	$0.90	or more

ALLIANCE DATA SYSTEMS CORPORATION

KEY INDICATORS AND SUMMARY SEGMENT DATA

(Unaudited)

(In millions, except per share amounts)

	Three Months Ended June 30,
	2002	2001	Change

Segment Revenue:
Transaction Services	$129.9	$117.2	11%
Credit Services	77.3	65.2	19%
Marketing Services	58.1	52.2	11%
Intersegment	(59.8)	(50.9)	17%
	$205.5	$183.7	12%

Segment EBITDA:
Transaction Services	$20.2	$17.3	17%
Credit Services	4.3	3.6	19%
Marketing Services	10.1	8.7	16%
	$34.6	$29.6	17%

Key Indicators:
Transactions processed	757.4	700.9	8%
Statements generated	32.2	30.5	6%
Average core portfolio	$2,280.1	$2,050.5	11%
Private label credit sales	$1,176.9	$973.0	21%
AIRMILES reward miles issued	575.0	514.0	12%
AIRMILES reward miles redeemed	298.7	261.6	14%

ALLIANCE DATA SYSTEMS CORPORATION

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

(Unaudited)

(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,

	2002	2001	2002	2001
Total revenue	$205.5	$183.7	$415.9	$364.9
Total operating expenses	187.4	171.9	382.9	342.0

Operating income	18.1	11.8	33.0	22.9

Financing costs (includes non-cash fair value gain (loss) on swap of ($3.2) million and $0.7 million for the three months ended June 30, 2002 and 2001, respectively, and ($0.9) million and ($4.2) million for the six months ended June 30, 2002 and 2001, respectively)	10.6	9.0	16.6	24.0

Income (loss) before income taxes and extraordinary item	7.5	2.8	16.4	(1.1)
Income tax expense (benefit)	3.6	2.2	8.0	1.5
Extraordinary item, net of tax	0.5	0.6	0.5	0.6
Net income (loss)	$3.4	$—	$7.9	$(3.2)
Net income (loss) per share — diluted	$0.04	$(0.03)	$0.10	$(0.13)

EBITDA before non-cash compensation:
Operating income	$18.1	$11.8	$32.9	$22.9
Non-cash compensation expense	—	—	2.9	1.7
Depreciation and other amortization	9.9	7.0	19.2	13.4
Amortization of purchased intangibles	6.6	10.8	13.4	21.9
EBITDA before non-cash compensation	$34.6	$29.6	$68.4	$59.9

Cash Earnings:
Income (loss) before income taxes and extraordinary item	$7.5	$2.8	$16.4	$(1.1)
Add back non-cash non-operating items:
Amortization of purchased intangibles	6.6	10.8	13.4	21.9
Non-cash compensation expense	—	—	2.9	1.7
Non-cash mark to market swap adjustment	3.2	(0.7)	0.9	4.2
Cash earnings before income taxes	17.3	12.9	33.6	26.7
Income taxes	(6.6)	(4.5)	(12.9)	(8.8)
Cash earnings	$10.7	$8.4	$20.7	$17.9

Cash earnings per share	$0.14	$0.13	$0.27	$0.29

Weighted average shares — diluted	76.8	62.3	76.7	60.6

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